Exhibit 10.2

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein, this “Agreement”), dated as of October 3, 2021, is entered into by and among DUNE INC., a Delaware corporation (the “Company”), CREATD PARTNERS, LLC, a Delaware limited liability company (the “Controlling Stockholder”), each Person identified on Schedule A hereto and executing a signature page hereto (each, a “Management Stockholder” and, collectively, the “Management Stockholders”) and each other Person who after the date hereof acquires securities of the Company and agrees to become a party to, and bound by, this Agreement by executing a Joinder Agreement (each, a “Acquiring Stockholder”). The Controlling Stockholder, the Management Stockholders, each Acquiring Stockholder and their respective Permitted Transferees are each referred to herein as a “Stockholder” and, collectively, the “Stockholders.”

RECITALS

WHEREAS, the Stockholders and the Company are parties to that certain Stockholders Agreement of the Company, dated as of August 16, 2020 (the “Initial Stockholder’s Agreement”);

WHEREAS, the Controlling Stockholder and the Management Stockholders are parties to that certain Stock Purchase Agreement, dated as of October 1, 2021 (the “Stock Purchase Agreement”)

WHEREAS, pursuant to the Stock Purchase Agreement, Controlling Stockholder is purchasing from Standard Holdings, Inc. and Mark De Luca an aggregate total of 3,905,634 shares of the Company’s Common Stock, which shall give the Controlling Stockholder voting control of the Company; and

WHEREAS, in connection with and as a condition to the closing of the transactions contemplated by the Stock Purchase Agreement, the Company and the Stockholders desire to enter into this Agreement to amend and restated the Initial Stockholder’s Agreement in its entirety to clarify their understanding and agreement as to the shares of capital stock held by the Stockholders, including the voting, tender and transfer of such shares under the circumstances set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01 Definitions. When used in this Agreement with initial capital letters, the following terms have the meanings specified or referred to in this Section 1.01:

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, including any partner, member, stockholder or other equity holder of such Person or manager, director, officer or employee of such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Applicable ROFR Rightholder Exercise Notice” has the meaning set forth in Section 4.03(d)(iii).

“Applicable ROFR Rightholder Option Period” has the meaning set forth in Section 4.03(d)(iii).

“Applicable ROFR Rightholders” has the meaning set forth in Section 4.03(a).

“Award Agreement” has the meaning set forth in Section 2.08.

“Board” has the meaning set forth in Section 2.01(a)(i).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Capital Stock” means the Common Stock and any other class or series of capital stock or other equity securities of the Company, whether authorized as of or after the date hereof.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as filed on October 13, 2020 with the Secretary of State of the State of Delaware and as amended, modified, supplemented or restated from time to time.

“Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Company to a Third Party Purchaser; (b) a sale resulting in no less than a majority of the Common Stock (or other voting stock of the Company) on a Fully Diluted Basis being held by a Third Party Purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a Third Party Purchaser that results in the inability of the Stockholders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company Opportunity” has the meaning set forth in Section 5.01.

“Company Option Period” has the meaning set forth in Section 4.03(d)(ii).

“Company ROFR Exercise Notice” has the meaning set forth in Section 4.03(d)(ii).

“Company Subsidiary” means a Subsidiary of the Company.

“Company” has the meaning set forth in the Preamble.

“Creatd Indemnified Parties” has the meaning set forth in Section 7.20.

“DGCL” means the Delaware General Corporation Law and any successor statute, as it may be amended from time to time.

“Director” has the meaning set forth in Section 2.01(a)(i).

“Drag-along Notice” has the meaning set forth in Section 4.05(c).

“Drag-along Sale” has the meaning set forth in Section 4.05(a).

“Drag-along Stockholder” has the meaning set forth in Section 4.05(a).

“Dragging Stockholder” has the meaning set forth in Section 4.05(a).

“Excluded Issuance” means an issuance or sale of any Capital Stock or Stock Equivalents issued or sold by the Company in connection with: (a) a grant to any existing or prospective Directors, officers or other employees, consultants or service providers of the Company or any Company Subsidiary pursuant to an equity-based plans or other compensation agreement; (b) the conversion or exchange of any securities of the Company into Capital Stock, or the exercise of any warrants or other rights to acquire Capital Stock; (c) any acquisition by the Company or any Company Subsidiary of any equity interests, assets, properties or business of any Person; (d) any merger, consolidation or other business combination involving the Company or any Company Subsidiary; (e) the commencement of any Public Offering or any transaction or series of related transactions involving a Change of Control; (f) any subdivision of Capital Stock (by a split of Capital Stock or otherwise), payment of stock dividend, reclassification, reorganization or any similar recapitalization; (g) any private placement of warrants to purchase Capital Stock to lenders or other institutional investors (excluding the Stockholders) in any arm’s length transaction in which such lenders or investors provide debt financing to the Company or any Company Subsidiary; (h) a joint venture, strategic alliance or other commercial relationship with any Person (including Persons that are customers, suppliers and strategic partners of the Company or any Company Subsidiary) relating to the operation of the Company’s or any Company Subsidiary’s business and not for the primary purpose of raising equity capital; or (i) any office lease or equipment lease or similar equipment financing transaction in which the Company or any Company Subsidiary obtains from a lessor or vendor the use of such office space or equipment for its business.

“Exercising Applicable ROFR Rightholder Exercise Notice” has the meaning set forth in Section 4.03(d)(iv).

“Exercising Applicable ROFR Rightholder Notice” has the meaning set forth in Section 4.03(d)(iv).

“Exercising Applicable ROFR Rightholder Option Period” has the meaning set forth in Section 4.03(d)(iv).

“Exercising Applicable ROFR Rightholder” has the meaning set forth in Section 4.03(d)(iv).

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.

“Family Members” has the meaning set forth in Section 4.02(b).

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“Fully Diluted Basis” means, as of any date of determination: (a) with respect to all Capital Stock, all issued and outstanding Capital Stock of the Company and all Capital Stock issuable upon the exercise or conversion of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible; or (b) with respect to any specified type, class or series of Capital Stock, all issued and outstanding shares of Capital Stock designated as such type, class or series and all such designated shares of Capital Stock issuable upon the conversion or exercise of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible.

“Fully Electing Tag-Along Stockholder” has the meaning set forth in Section 4.04(d)(ii).

“Fully Exercising Pre-emptive Stockholder” has the meaning set forth in Section 3.01(d).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Incentive Plan” has the meaning set forth in Section 2.08.

“Incentive Stock” means those shares of Common Stock granted to Incentive Stockholders from the Incentive Stock Pool having those rights and privileges set forth in Section 2.08.

“Incentive Stock Pool” means that certain pool of one million (1,000,000) shares of Common Stock of the Company allocated by the Board of Directors as Incentive Stock.

“Initial Management Stockholder” means each Person identified as a Management Stockholder as of the date hereof.

“Initial Stockholder’s Agreement” has the meaning set forth in the Recitals.

“Controlling Stockholder” has the meaning set forth in the Preamble.

“Controlling Stockholder Director” has the meaning set forth in Section 2.01(a)(ii)(A).

“Issuance Notice” has the meaning set forth in Section 3.01(b).

“Joinder Agreement” means the Joinder Agreement to this Agreement in form and substance attached hereto as Schedule A.

“Management Stockholder” has the meaning set forth in the Preamble.

“Management Stockholder Director” has the meaning set forth in Section 2.01(a)(ii)(B).

“New Securities” means any authorized but unissued Shares or any Stock Equivalents.

“Offered Stock” has the meaning set forth in Section 4.03(a).

“Offering Stockholder” has the meaning set forth in Section 4.03(a).

“Other Business” has the meaning set forth in Section 5.01.

“Over-allotment Exercise Period” has the meaning set forth in Section 3.01(d).

“Over-allotment Notice” has the meaning set forth in Section 3.01(d).

“Permitted Transfer” means a Transfer of Capital Stock or Stock Equivalents carried out pursuant to Section 4.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-emptive Acceptance Notice” has the meaning set forth in Section 3.01(c).

“Pre-emptive Exercise Period” has the meaning set forth in Section 3.01(c).

“Pre-emptive Pro Rata Portion” means, for any Stockholder as of any particular time, a fraction determined by dividing (a) the number of shares of Common Stock on a Fully Diluted Basis owned by such Stockholder immediately prior to such time by (b) the aggregate number of shares of Common Stock on a Fully Diluted Basis owned by all of the Stockholders immediately prior to such time.

“Pre-emptive Stockholder” has the meaning set forth in Section 3.01(a).

“Prospective Purchaser” has the meaning set forth in Section 3.01(b).

“Prospective Transferee” has the meaning set forth in Section 4.03(a).

“Public Offering” means the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of Common Stock of the Company.

“Qualified Stockholder” has the meaning set forth in Section 5.02.

“Related Agreements” has the meaning set forth in Section 7.08.

“Remaining New Securities” has the meaning set forth in Section 3.01(d).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“ROFR Notice” has the meaning set forth in Section 4.03(c).

“ROFR Pro Rata Portion” means, for any Applicable ROFR Rightholder and for any particular class or series of Offered Stock as of any particular time, a fraction determined by dividing (a) the number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Offered Stock owned by such Applicable ROFR Rightholder immediately prior to such time by (b) the aggregate number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Offered Stock owned by all of the Applicable ROFR Rightholders immediately prior to such time.

“ROFR Rightholders” has the meaning set forth in Section 4.03(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Selling Stockholder” has the meaning set forth in Section 4.04(a).

“Shares” means shares of (a) Common Stock and (b) any other Capital Stock, in each case together with any Stock Equivalents thereon, purchased, owned or otherwise acquired by a Stockholder as of or after the date hereof, and any securities issued in respect of any of the foregoing, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Stock Equivalents” means any security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Shares, and any option, warrant or other right to subscribe for, purchase or acquire Shares or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Stockholder” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tag-along Exercise Notice” has the meaning set forth in Section 4.04(d)(i).

“Tag-along Exercise Period” has the meaning set forth in Section 4.04(d)(i).

“Tag-along Notice” has the meaning set forth in Section 4.04(c).

“Tag-along Pro Rata Portion” means, for any Selling Stockholder or Tag-along Stockholder and for any particular class or series of Tag-along Stock as of any particular time, a fraction determined by dividing (a) the number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Tag-along Stock owned by such Stockholder immediately prior to such time by (b) the aggregate number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of the applicable class or series of Tag-along Stock owned by the Selling Stockholder and all of the Tag-along Stockholders timely electing to participate in the applicable Tag-along Sale pursuant to Section 4.04(d)(i) immediately prior to such time.

“Tag-along Sale” has the meaning set forth in Section 4.04(a).

“Tag-along Stock” has the meaning set forth in Section 4.04(a).

“Tag-along Stockholder” has the meaning set forth in Section 4.04(a).

“Third Closing Option” has the meaning set forth in Section 7.01.

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction: (a) does not directly or indirectly own or have the right to acquire any outstanding Capital Stock (or applicable Stock Equivalents); or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Capital Stock (or applicable Stock Equivalents).

“Transfer Offer” has the meaning set forth in Section 4.03(a).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Capital Stock or Stock Equivalents owned by a Person or any interest (including a beneficial interest) in any Capital Stock or Stock Equivalents owned by a Person. “Transfer”, when used as a noun, shall have a correlative meaning.

“Transferee” means a recipient of, or proposed recipient of, a Transfer, including a Permitted Transferee or a Prospective Transferee.

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
Management

Section 2.01 Board Composition.

(a) Board Composition. Each Stockholder shall vote all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his, her or its control (including in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise), and the Company shall take all necessary or desirable actions within its control, to ensure that:

(i) the number of directors constituting the board of directors of the Company (each a “Director” and, collectively, the “Board”) is fixed and remains at all times at three (3) Directors; and

(ii) the following individuals are elected and shall continue to serve as a Director of the Board until their death or until their retirement, resignation or removal pursuant to this Agreement:

(A) Jeremy Frommer and Laurie Weisberg (each, a “Controlling Stockholder Director”); and

(B) Tom Punch (the “Management Stockholder Director”).

(b) Management Stockholder Director Duties. The Management Stockholder Director shall report directly to the Board, shall keep the Board reasonably apprised regarding all of the Company’s operations and business activities and shall manage the day-to-day activities of the Company in good faith and in a manner which does not cause material harm to the Company’s operations or business reputation.

Section 2.02 Intentionally Omitted.

Section 2.03 Removal; Vacancies; Resignation.

(a) A Controlling Stockholder Director may be removed at any time as a Director on the Board (with or without cause) upon, and only upon, the written request of the Controlling Stockholder. Each other Stockholder shall vote all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his, her or its control (including in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise), and the Company shall take all necessary or desirable actions within its control, to remove or replace from the Board such Controlling Stockholder Director upon, and only upon, such written request. Except as provided in the preceding sentence, unless the Controlling Stockholder shall otherwise consent in writing, no other Stockholder shall take any action to cause the removal of a Controlling Stockholder Director.

(b) The Management Stockholder Director may be removed at any time as a Director on the Board (with or without cause) upon, and only upon, the written request of all the Management Stockholders, except that the Controlling Stockholder Directors shall jointly but not severally have the right to request the removal of the Management Stockholder Director for any material breach of the Management Stockholder Director’s obligations under Section 2.01(b) if such breach, to the extent it can be reasonably cured, is not cured within ten (10) days’ written notice of such breach has been provided by the Controlling Stockholder Directors to the Management Stockholder Director. Each other Stockholder shall vote all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his, her or its control (including in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise), and the Company shall take all necessary or desirable actions within its control, to remove or replace from the Board such Management Stockholder Director upon, and only upon, such written request. Except as provided in the preceding sentence, unless the Management Stockholders shall otherwise consent in writing, no other Stockholder shall take any action to cause the removal of the Management Stockholder Director.

(c) If a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Controlling Stockholder Director, then the Controlling Stockholder shall have the right to designate an individual to fill such vacancy and the Company and each Stockholder (whether in his, her, or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise) hereby agree to take such actions as may be necessary or desirable within his, her or, its control (including, in the case of a Stockholder, by voting all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control) to ensure the election or appointment of such designee to fill such vacancy on the Board. If a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of the Management Stockholder Director, then the Management Stockholders shall, by majority vote, have the right to designate an individual to fill such vacancy and the Company and each Stockholder (whether in his, her, or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise) hereby agree to take such actions as may be necessary or desirable within his, her or, its control (including, in the case of a Stockholder, by voting all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control) to ensure the election or appointment of such designee to fill such vacancy on the Board.

(d) A Director may resign at any time from the Board by delivering his written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

Section 2.04 Meetings of the Board of Directors.

(a) Generally. The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Directors participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Delaware) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Director at least twenty-four (24) hours prior to each such meeting.

(b) Special Meetings. Special meetings of the Board shall be held on the call of a majority of directors and upon at least five (5) days’ written notice if the meeting is to be held in person or three (3) day’s written notice if the meeting is to be held by telephone communications or video conference to the Directors, or upon such shorter notice as may be approved by all the Directors. Any Director may waive such notice as to himself or herself.

(c) Quorum Requirements. The presence of a majority of Directors then in office shall constitute a quorum. If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than forty-eight (48) hours after written notice of such postponement has been given to the Directors.

Section 2.05 Compensation; No Employment.

(a) Compensation of Directors. The Company and each Stockholder acknowledges and agrees that:

(i) Each Director shall not receive compensation for his or her service as a Director to the Company or any Company Subsidiary; provided, that each Director shall be reimbursed by the Company for his or her reasonable travel and out-of-pocket expenses incurred in the performance of his or her duties as a Director, including attendance in person at meetings of the Board or the board of any Company Subsidiary (or any committees thereof), pursuant to such policies as from time to time established by the Board.

(ii) Nothing contained in this Section 2.05 shall be construed to preclude any Director from serving the Company or any Company Subsidiary in any other capacity and receiving reasonable compensation for such services.

(b) No Right of Employment Conferred. This Agreement does not, and is not intended to, confer upon any Director any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Director.

Section 2.06 Committees. The Company and each Stockholder acknowledges and agrees that the Board may, by resolution, designate from among the Directors one or more committees, each of which shall be comprised of one or more Directors. Any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations set forth in the DGCL. The Board may dissolve any committee or remove any member of a committee at any time.

Section 2.07 Termination. This Article II, and the covenants contained herein, shall terminate on the consummation of a Public Offering.

Section 2.08 Establishment of Equity Incentive Pool. The Board shall have the power and authority to adopt an equity incentive plan, to establish an Incentive Stock Pool and to grant Incentive Stock to those directors, officers, employees, consultants or other service providers of the Company. Any such equity incentive plan shall comply with Rule 701 of the Securities Act or another applicable exemption therefrom (such plan, as in effect from time to time, the “Incentive Plan”). In connection with the adoption of the Incentive Plan and issuance of Incentive Stock, the Board is hereby authorized to negotiate and enter into award agreements with each Person to whom it grants Incentive Stock (such agreements, “Award Agreements”). Each Award Agreement shall include such terms, conditions, rights, and obligations as may be determined by the Board, in its sole discretion, consistent with the terms herein.

ARTICLE III
Pre-emptive Rights

Section 3.01 Pre-emptive Right.

(a) Issuance of New Securities. The Company hereby grants to the Controlling Stockholder, and each Management Stockholder holding shares of Common Stock (the Controlling Stockholder and each such Management Stockholder, a “Pre-emptive Stockholder”) a separate right to purchase its Pre-emptive Pro Rata Portion (subject to its over-allotment option in Section 3.01(d) below) of any New Securities that the Company may from time to time propose to issue or sell to any party; provided, that the provisions of this Section 3.01 shall not apply to any Excluded Issuance.

(b) Additional Issuance Notices. The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale of New Securities described in Section 3.01(a) to the Pre-emptive Stockholders within five (5) Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase the applicable New Securities (a “Prospective Purchaser”) and shall set forth the material terms and conditions of the proposed issuance or sale, including:

(i) the number and description of New Securities proposed to be issued;

(ii) the proposed issuance date, which shall be at least twenty (20) Business Days from the date of the Issuance Notice;

(iii) the proposed purchase price per share of New Securities and all other material terms of the offer or sale; and

(iv) if the consideration to be paid by the Prospective Purchaser includes non-cash consideration, the Fair Market Value thereof.

The Issuance Notice shall also be accompanied by a current copy of a capitalization table or other stockholders ledger of the Company indicating the Pre-emptive Stockholders’ holdings of Capital Stock in a manner that enables each Pre-emptive Stockholder to calculate its Pre-emptive Pro Rata Portion of any New Securities.

(c) Exercise of Pre-emptive Rights. Each Pre-emptive Stockholder shall for a period of ten (10) Business Days following the receipt of an Issuance Notice (the “Pre-emptive Exercise Period”) have the right to elect irrevocably to purchase all or any portion of its Pre-emptive Pro Rata Portion of any New Securities on the terms and conditions, including the purchase price, set forth in the Issuance Notice by delivering a written notice to the Company (a “Pre-emptive Acceptance Notice”) specifying the number of New Securities it desires to purchase up to its Pre-emptive Pro Rata Portion. The delivery of a Pre-emptive Acceptance Notice by a Pre-emptive Stockholder shall be a binding and irrevocable offer by such Stockholder to purchase the New Securities described therein. The failure of a Pre-emptive Stockholder to deliver a Pre-emptive Acceptance Notice by the end of the Pre-emptive Exercise Period shall constitute a waiver of its rights under this Section 3.01(c) with respect to the purchase of such New Securities, but shall not affect its rights with respect to any future issuances or sales of New Securities.

(d) Over-allotment. No later than five (5) Business Days following the expiration of the Pre-emptive Exercise Period, the Company shall give written notice (the “Over-allotment Notice”) to each Pre-emptive Stockholder specifying the number of New Securities that each Pre-emptive Stockholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) and the aggregate number of remaining New Securities, if any, not elected to be purchased by the Pre-emptive Stockholders pursuant to Section 3.01(c) (the “Remaining New Securities”). Each Pre-emptive Stockholder exercising its rights to purchase its Pre-emptive Pro Rata Portion of the New Securities in full (a “Fully Exercising Pre-emptive Stockholder”) shall have a right of over-allotment such that if there are any Remaining New Securities, such Fully Exercising Pre-emptive Stockholder may purchase all or any portion of its pro rata portion of the Remaining New Securities, based on the relative Pre-emptive Pro Rata Portions of all Fully Exercising Pre-emptive Stockholders. Each Fully Exercising Pre-emptive Stockholder shall elect to purchase its allotment of Remaining New Securities by giving written notice to the Company specifying the number of Remaining New Securities it desires to purchase within five (5) Business Days of receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”).

(e) Sales to the Prospective Purchaser. Following the expiration of the Pre-emptive Exercise Period and, if applicable, the Over-allotment Exercise Period, the Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to which Pre-emptive Stockholders declined to exercise the pre-emptive right set forth in this Section 3.01 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced); provided, that: (i) such issuance or sale is closed within twenty (20) Business Days after the expiration of the Pre-emptive Exercise Period and, if applicable, the Over-allotment Exercise Period (subject to the extension of such twenty (20) Business Day period for a reasonable time not to exceed forty (40) Business Days to the extent reasonably necessary to obtain any third-party approvals); and (ii) for the avoidance of doubt, the price at which the New Securities are sold to the Prospective Purchaser is at least equal to or higher than the purchase price described in the Issuance Notice. In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Pre-emptive Stockholders in accordance with the procedures set forth in this Section 3.01.

(f) Closing of the Issuance. The closing of any purchase by any Pre-emptive Stockholder shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any New Securities in accordance with this Section 3.01, the Company shall deliver the New Securities in certificated form, free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to such purchasers and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Pre-emptive Stockholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including, without limitation, entering into such additional agreements as may be necessary or appropriate.

ARTICLE IV
Transfer

Section 4.01 General Restrictions on Transfer.

(a) Management and Acquiring Stockholder Transfer Restrictions. Each Management Stockholder and Acquiring Stockholder acknowledges and agrees that such Management Stockholder and Acquiring Stockholder (or any Permitted Transferee thereof) shall not Transfer:

(i) any Common Stock or related Stock Equivalents without the prior written consent of the Board, except:

(A) pursuant to Section 4.02;

(B) when required of a Drag-along Stockholder pursuant to Section 4.05;

(C) pursuant to a Public Offering; or

(D) upon the exercise of a tag-along right by a Tag-along Stockholder pursuant to Section 4.04.

In the event consent is provided by the Board pursuant to this Section 4.01(a), any such Transfer by a Management Stockholder or Acquiring Stockholder shall be made only either as permitted pursuant to Section 4.02 or in strict accordance with the restrictions, conditions and procedures described in the other provisions of this Section 4.01 and Section 4.03 through Section 4.05, as applicable.

(b) Controlling Stockholder Transfer Restrictions. Controlling Stockholder acknowledges and agrees that the Controlling Stockholder (or any Permitted Transferee of the Controlling Stockholder) shall not Transfer any Capital Stock or Stock Equivalents except:

(i) pursuant to a Public Offering;

(ii) as permitted pursuant to Section 4.02; or

(iii) in strict accordance with the restrictions, conditions and procedures described in the other provisions of this Section 4.01 and Section 4.03, Section 4.04 and Section 4.05, as applicable.

(c) Other Transfer Restrictions. Notwithstanding any other provision of this Agreement (including Section 4.02), prior to the consummation of a Public Offering, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Capital Stock or Stock Equivalents, and the Company agrees that it shall not issue any Capital Stock or Stock Equivalents:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Capital Stock or Stock Equivalents, if requested by the Company, only upon delivery to the Company of a written opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company or any of the Company Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(iii) if such Transfer or issuance would cause the assets of the Company or any of the Company Subsidiaries to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Company Subsidiary.

(d) Joinder Agreement. Except with respect to any Transfer pursuant to a Public Sale or a Drag-along Sale, no Transfer of Capital Stock or Stock Equivalents pursuant to any provision of this Agreement shall be deemed completed until the Transferee shall have entered into a Joinder Agreement.

(e) Transfers in Violation of this Agreement. Any Transfer or attempted Transfer of any Capital Stock or Stock Equivalents in violation of this Agreement, including any failure of a Transferee, as applicable, to enter into a Joinder Agreement pursuant to Section 4.01(d) above, shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the Stockholder proposing to make any such Transfer shall continue be treated) as the owner of such Capital Stock or Stock Equivalents for all purposes of this Agreement.

Section 4.02 Permitted Transfers. Subject to Section 4.01 above, including the requirement to enter into a Joinder Agreement pursuant to Section 4.01(d) above, the provisions of Section 4.03 and Section 4.04 shall not apply to any of the following Transfers by any Stockholder of any of its Capital Stock or Stock Equivalents:

(a) With respect to the Controlling Stockholder, to any Affiliate of the Controlling Stockholder;

(b) With respect to any Management Stockholder, to:

(i) such Management Stockholder’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (collectively, “Family Members”);

(ii) a trust under which the distribution of Capital Stock may be made only to such Management Stockholder and/or any Family Members of such Management Stockholder;

(iii) a charitable remainder trust, the income from which will be paid only to such Management Stockholder during his life;

(iv) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Management Stockholder and/or Family Members of such Management Stockholder; or

(v) for bona fide estate planning purposes, either by will or by the laws of intestate succession, to such Management Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries.

Section 4.03 Right of First Refusal.

(a) Offered Stock. At any time prior to the consummation of a Public Offering, and subject to the terms and conditions specified in Section 4.01, Section 4.02, this Section 4.03 and Section 4.04, the Company, first, and the Controlling Stockholder, and each Management Stockholder holding Common Stock (collectively with the Controlling Stockholder, the “ROFR Rightholders”), second, shall have a right of first refusal if any other Management Stockholder (the “Offering Stockholder”) receives a bona fide offer from any Person (a “Prospective Transferee”) that the Offering Stockholder desires to accept (a “Transfer Offer”) to Transfer all or any portion of any Shares (or applicable Stock Equivalents) it owns (the “Offered Stock”). Each time an Offering Stockholder receives a Transfer Offer for any Offered Stock from a Prospective Transferee, the Offering Stockholder shall first make an offering of the Offered Stock to the Company, first, and each ROFR Rightholder other than the Offering Stockholder (the “Applicable ROFR Rightholders”), second, all in accordance with the following provisions of this Section 4.03, prior to Transferring such Offered Stock to the Prospective Transferee.

(b) Offered Stock Transfer Exceptions. Notwithstanding anything herein to the contrary, the right of first refusal in Section 4.03(a) shall not apply to any Transfer Offer or Transfer of Shares (or applicable Stock Equivalents) that are:

(i) permitted by and made in accordance with Section 4.02;

(ii) are proposed to be made by a Dragging Stockholder or required to be made by a Drag-along Stockholder pursuant to Section 4.05;

(iii) are made by a Tag-along Stockholder upon the exercise of its tag-along right pursuant to Section 4.04 after the Company and Applicable ROFR Rightholders have declined to exercise their rights in full under this Section 4.03; or

(iv) made pursuant to a Public Offering.

(c) Offer Notice.

(i) The Offering Stockholder shall, within five (5) Business Days of receipt of the Transfer Offer, give written notice (a “ROFR Notice”) to the Company and each Applicable ROFR Rightholder stating that it has received a Transfer Offer for the Offered Stock and specifying:

(A) the class(es) or series and the applicable aggregate number of shares of Offered Stock to be Transferred by the Offering Stockholder;

(B) the proposed date of the closing of the Transfer, which shall not be less than 60 (sixty) Business Days from the date of the ROFR Notice;

(C) the purchase price per share for each applicable class or series of Offered Stock (which shall be payable solely in cash) and the other material terms and conditions of the Transfer Offer; and

(D) the name of the Prospective Transferee who has offered to purchase such Offered Stock.

For the avoidance of doubt, in the event of a Transfer Offer involving more than one class or series of Offered Stock, the Offering Stockholder may deliver a single ROFR Notice to the Company and each Applicable ROFR Rightholder.

(ii) The ROFR Notice shall constitute the Offering Stockholder’s offer to Transfer all of the Offered Stock to the Company and the Applicable ROFR Rightholders in accordance with the provisions of this Section 4.03, which offer shall be irrevocable until the end of the Applicable ROFR Rightholder Option Period described in Section 4.03(d)(iii).

(iii) By delivering the ROFR Notice, the Offering Stockholder represents and warrants to the Company and each Applicable ROFR Rightholder that:

(A) the Offering Stockholder has full right, title and interest in and to the Offered Stock described in the ROFR Notice;

(B) the Offering Stockholder has all the necessary power and authority and has taken all necessary action to Transfer the Offered Stock described in the ROFR Notice as contemplated by this Section 4.03; and

(C) the Offered Stock described in the ROFR Notice is free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(d) Exercise of Right of First Refusal; Over-Allotment Option.

(i) Upon receipt of the ROFR Notice, the Company and each Applicable ROFR Rightholder shall have the right to purchase the Offered Stock on the terms and purchase price(s) set forth in the ROFR Notice in the following order of priority: first, the Company shall have the right to purchase all or any portion of each class or series of Offered Stock in accordance with the procedures set forth in Section 4.03(d)(ii), and thereafter, the Applicable ROFR Rightholders shall have the right to purchase all (but not less than all) of their respective ROFR Pro Rata Portions of each class or series of the remaining Offered Stock, in accordance with the procedures set forth in Section 4.03(d)(iii), to the extent the Company does not exercise its right in full.

(ii) The initial right of the Company to purchase any Offered Stock shall be exercisable with the delivery of a written notice (the “Company ROFR Exercise Notice”) by the Company to the Offering Stockholder and the Applicable ROFR Rightholders within twenty (20) Business Days of receipt of the ROFR Notice (the “Company Option Period”), stating the applicable number(s) (including where such number is zero) and type(s) of Offered Stock the Company elects to purchase on the terms and purchase price(s) set forth in the ROFR Notice. The Company ROFR Exercise Notice shall be binding upon delivery and irrevocable by the Company.

(iii) If the Company does not elect to purchase all of the Offered Stock, the Applicable ROFR Rightholders shall have the right to purchase the remaining Offered Stock not elected to be purchased by the Company. For a period of ten (10) Business Days following the receipt of a Company ROFR Exercise Notice in which the Company has elected to purchase less than all the Offered Stock (such period, the “Applicable ROFR Rightholder Option Period”), each Applicable ROFR Rightholder shall have the right to elect to purchase all (but not less than all) of its ROFR Pro Rata Portion of each class or series of remaining Offered Stock by delivering a written notice to the Company and the Offering Stockholder (an “Applicable ROFR Rightholder Exercise Notice”) specifying its desire to purchase its ROFR Pro Rata Portion of each class or series of remaining Offered Stock, on the terms and applicable purchase price(s) set forth in the ROFR Notice. The Applicable ROFR Rightholder Exercise Notice shall be binding upon delivery and irrevocable by the Applicable ROFR Rightholder.

(iv) If the Applicable ROFR Rightholders pursuant to Section 4.03(d)(iii) do not, in the aggregate, elect to purchase all of the remaining Offered Stock not purchased by the Company, each Applicable ROFR Rightholder electing pursuant to Section 4.03(d)(iii) to purchase its entire ROFR Pro Rata Portion of each class or series of remaining Offered Stock (each, an “Exercising Applicable ROFR Rightholder”) shall have the right to purchase all or any portion of any class or series of remaining Offered Stock not elected to be purchased by the Company and the Applicable ROFR Rightholders. As promptly as practicable following the Applicable ROFR Rightholder Exercise Period, the Offering Stockholder shall deliver a written notice to each Exercising Applicable ROFR Rightholders (an “Exercising Applicable ROFR Rightholder Notice”) stating the number(s) and type(s) of remaining Offered Stock available for purchase following the Applicable ROFR Rightholder Exercise Period. For a period of ten (10) Business Days following the receipt of an Exercising Applicable ROFR Rightholder Notice (such period, the “Exercising Applicable ROFR Rightholder Option Period”), each Exercising Applicable ROFR Rightholder shall have the right to elect to purchase all or any portion of each class or series of remaining Offered Stock by delivering a written notice to the Company and the Offering Stockholder (an “Exercising Applicable ROFR Rightholder Exercise Notice”) specifying the number(s) and type(s) of additional remaining Offered Stock it desires to purchase on the terms and applicable purchase price(s) set forth in the ROFR Notice. The Exercising Applicable ROFR Rightholder Exercise Notice shall be binding upon delivery and irrevocable by the Exercising Applicable ROFR Rightholder.

(v) The failure of the Company or any Applicable ROFR Rightholder to deliver a Company ROFR Exercise Notice or an Applicable ROFR Rightholder Exercise Notice, respectively, by the end of the Company Option Period or the Applicable ROFR Rightholder Option Period, respectively, shall constitute a waiver of the applicable rights of first refusal under this Section 4.03 with respect to the Transfer of the Offered Stock, but shall not affect their respective rights with respect to any future Transfers.

(e) Allocation of Offered Stock. Upon the expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the expiration of the Exercising Applicable ROFR Rightholder Option Period, each class or series of remaining Offered Stock not selected for purchase by the Company pursuant to Section 4.03(d)(ii) shall be allocated for purchase among the Exercising Applicable ROFR Rightholders, as follows:

(i) First, to each Exercising Applicable ROFR Rightholder having elected pursuant to Section 4.03(d)(iii) to purchase its entire ROFR Pro Rata Portion of each class or series of remaining Offered Stock, such Applicable ROFR Rightholder’s ROFR Pro Rata Portion of each class or series of such remaining Offered Stock; and

(ii) Second, the balance, if any, not allocated under clause (i) above (and not purchased by the Company pursuant to Section 4.03(d)(ii)), shall be allocated to those Exercising Applicable ROFR Rightholders electing pursuant to Section 4.03(d)(iv) to purchase a number of remaining Offered Stock exceeding their respective ROFR Pro Rata Portions, in an amount, with respect to each such Exercising Applicable ROFR Rightholder, that is equal to the lesser of:

(A) the number of such class or series of remaining Offered Stock that such Exercising Applicable ROFR Rightholder elected to purchase in excess of its applicable ROFR Pro Rata Portion; and

(B) the product of (1) the number of each class or series of remaining Offered Stock not allocated under Section 4.03(e)(i) (and not purchased by the Company pursuant to Section 4.03(d)(ii)), multiplied by (2) a fraction, the numerator of which is the number of such class or series of remaining Offered Stock that such Exercising Applicable ROFR Rightholder was permitted to purchase pursuant to Section 4.03(e)(i), and the denominator of which is the aggregate number of such class or series of remaining Offered Stock that all Exercising Applicable ROFR Rightholders were permitted to purchase pursuant to Section 4.03(e)(i);

provided, that if following the allocation under this Section 4.03(e)(ii) there are any remaining unallocated shares of and class or series of remaining Offered Stock, those shares shall be allocated to those Exercising Applicable ROFR Rightholders who have not yet been allocated their full share election of such class or series made pursuant to Section 4.03(d)(iv) pro rata based on the number of remaining shares of such class or series elected to be purchased by those Exercising Applicable ROFR Rightholders until either no Offered Stock of such class or series remain or until such time as all Exercising Applicable ROFR Rightholders have been permitted to purchase all Offered Stock of such class or series that they elected to purchase.

(f) Consummation of Sale to the Company and/or Applicable ROFR Rightholders. If the Company and/or the Applicable ROFR Rightholders shall have, in the aggregate, exercised their respective rights to purchase all and not less than all of the Offered Stock, then the Offering Stockholder shall sell such Offered Stock to the Company and/or the Applicable ROFR Rightholders, and the Company and/or the Applicable ROFR Rightholders, as the case may be, shall purchase such Offered Stock, within sixty (60) days following the expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the Exercising Applicable ROFR Rightholder Option Period (either of which period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). Each Stockholder shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 4.03(f), including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. At the closing of any sale and purchase pursuant to this Section 4.03(f), the Offering Stockholder shall deliver to the Company and/or the participating Applicable ROFR Rightholders certificates (if any) representing the Offered Stock to be sold, free and clear of any liens or encumbrances (other than those contained in this Agreement), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Company and/or such Applicable ROFR Rightholders by certified or official bank check or by wire transfer of immediately available funds.

(g) Sale to Proposed Purchaser. If the Company and/or the Applicable ROFR Rightholders shall not have collectively elected to purchase all of the Offered Stock, then, provided the Offering Stockholder has also complied with the provisions of Section 4.04 and Section 4.01, to the extent applicable, the Offering Stockholder may Transfer all of such Offered Stock, at a price per share for each applicable class or series of Offered Stock not less than that specified in the ROFR Notice and on other terms and conditions which are not materially more favorable in the aggregate to the Prospective Transferee than those specified in the ROFR Notice, but only to the extent that such Transfer occurs within ninety (90) days after expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the Exercising Applicable ROFR Rightholder Option Period. Any Offered Stock not Transferred within such 90-day period will be subject to the provisions of this Section 4.03 upon subsequent Transfer.

(h) Termination. This Section 4.03, and the covenants contained herein, shall terminate on the consummation of a Public Offering.

Section 4.04 Tag-along Right.

(a) Participation on Sale of Stock. At any time prior to the consummation of a Public Offering, and subject to the terms and conditions specified in Section 4.01 and this Section 4.04, if any Stockholder (the “Selling Stockholder”) proposes to Transfer any of its Shares (or Stock Equivalents) (collectively, the “Tag-along Stock”) to any Person, each other Stockholder holding shares of Common Stock (each, a “Tag-along Stockholder”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 4.04.

(b) Tag-along Sale Exceptions. Notwithstanding anything herein to the contrary, the provisions of this Section 4.04 shall not apply to any Transfer of Tag-along Stock that is:

(i) permitted by and made in accordance with Section 4.02;

(ii) made to either the Company or any Applicable ROFR Rightholder pursuant to the exercise of the rights set forth in Section 4.03;

(iii) proposed to be made by a Dragging Stockholder or required to be made by a Drag-along Stockholder pursuant to Section 4.05; or

(iv) made pursuant to a Public Offering.

(c) Tag-along Notice. The Selling Stockholder shall deliver to the Company and each other Tag-along Stockholder a written notice (a “Tag-along Notice”) of the proposed Tag-along Sale within (i) five (5) Business Days following the expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the Exercising Applicable ROFR Rightholder Option Period, If the Company and/or the Applicable ROFR Rightholders shall not have, in the aggregate, exercised their respective rights to purchase all and not less than all of the Offered Stock pursuant to Section 4.03, or (ii) twenty (20) Business Days prior to the consummation of any Tag-along Sale which was not subject to Section 4.03.

The Tag-along Notice shall refer to the Tag-along Stockholders’ rights hereunder and shall describe in reasonable detail:

(i) The class(es) or series and applicable aggregate number of Tag-along Stock the Selling Stockholder proposes to Transfer;

(ii) The identity of the prospective Transferee(s);

(iii) The proposed date, time and location of the closing of the Tag-along Sale, which shall not be less than 60 (sixty) Business Days from the date of the Tag-along Notice;

(iv) The purchase price per share for each applicable class or series of Tag-along Stock (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and

(v) A copy of any form of agreement proposed to be executed in connection therewith.

For the avoidance of doubt, in the event of a Tag-along Sale involving more than one class or series of Tag-along Stock, the Selling Stockholder may deliver a single Tag-along Notice to the Company and each Tag-along Stockholder.

(d) Exercise of Tag-along Right.

(i)  Each Tag-along Stockholder may exercise its right to participate in the Tag-along Sale on the terms described in the Tag-along Notice by delivering to the Selling Stockholder a written notice (a “Tag-along Exercise Notice”) stating its election to do so for each class or series of Tag-along Stock included in the Tag-along Notice no later than ten (10) Business Days after receipt of the Tag-along Notice (the “Tag-along Exercise Period”). The election of each Tag-along Stockholder set forth in a Tag-along Exercise Notice shall be irrevocable, and, to the extent the offer in the Tag-along Notice is accepted, such Tag-along Stockholder shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 4.04. If one or more Tag-along Stockholders elects pursuant to a Tag-along Exercise Notice and this Section 4.04(d)(i) to participate in the Tag-along Sale, the number of each applicable class or series of Tag-along Stock that the Selling Stockholder may sell in the Tag-along Sale shall be correspondingly reduced in accordance with Section 4.04(d)(ii).

(ii) The Selling Stockholder and each Tag-along Stockholder timely electing to participate in the Tag-along Sale pursuant to Section 4.04(d)(i) shall have the right to Transfer in the Tag-along Sale the number of Shares (or applicable Stock Equivalents) of each class or series of Tag-along Stock set out in the applicable Tag-along Notice, treated as separate classes for purposes of this calculation, equal to the product of (A) the aggregate number of shares of the particular class or series of Tag-along Stock, as the case may be, set out in the applicable Tag-along Notice and (B) such Stockholder’s Tag-along Pro Rata Portion for the applicable class or series of Tag-along Stock.

(e) Waiver. Each Tag-along Stockholder who does not deliver a Tag-along Exercise Notice in compliance with Section 4.04(d)(i) shall be deemed to have waived all of such Tag-along Stockholder’s and all such Fully Electing Tag-along Stockholder’s rights to participate in the Tag-along Sale with respect to the Capital Stock (or applicable Stock Equivalents) or, in the case of a Fully Electing Tag-along Stockholder, the applicable portion thereof owned by such Tag-along Stockholder, and the Selling Stockholder shall (subject to the rights of any other participating Tag-along Stockholder or Fully Electing Tag-along Stockholder) thereafter be free to sell to the prospective Transferee the Tag-along Stock identified in the Tag-along at a per share price for each class or series of such Tag-along Stock that is no greater than the applicable per share price set forth in the Tag-along Notice and on other terms and conditions which are not materially more favorable to the Selling Stockholder than those set forth in the Tag-along Notice, without any further obligation to the non-accepting Tag-along Stockholders or Fully Electing Tag-along Stockholders, as applicable.

(f) Conditions of Sale.

(i) Each Stockholder participating in the Tag-along Sale shall receive the same consideration per class of Tag-along Stock, after deduction of such Stockholder’s proportionate share of the related expenses in accordance with Section 4.04(h) below; provided, that if more than one class or series of Tag-along Stock is being sold in the Tag-along Sale, the aggregate consideration payable in the Tag-along Sale shall be allocated among the applicable classes or series of Tag-along Stock in accordance with the liquidation preferences and other priorities of the applicable classes or series of Tag-along Stock as set forth in the Certificate of Incorporation. In addition, no Transfer of any Tag-along Stock by the Selling Stockholder in the Tag-along Sale shall occur unless the prospective Transferee simultaneously purchases the Shares (or applicable Stock Equivalents) elected to be sold by the Tag-along Stockholders pursuant to Section 4.04(d)(i) and if any such Transfer is in violation of this Section 4.04, it shall be null and void in accordance with the provisions of Section 4.01(e) hereof.

(ii) Each Tag-along Stockholder shall execute the applicable purchase agreement, if any, and shall make or provide the same representations, warranties, covenants and indemnities as the Selling Stockholder makes or provides in connection with the Tag-along Sale; provided, that each Tag-along Stockholder shall only be obligated to make representations and warranties that relate specifically to a Stockholder (as opposed to the Company and its business) with respect to the Tag-along Stockholder’s title to and ownership of the applicable Shares (or Stock Equivalents), authorization, execution and delivery of relevant documents, enforceability of such documents against the Tag-along Stockholder, and other similar representations and warranties made by the Selling Stockholder, and shall not be obligated to make any of the foregoing representations and warranties with respect to any other Stockholder or their Shares (or Stock Equivalents); provided, further, that all indemnities and other obligations shall be made by the Selling Stockholder and each Tag-along Stockholder severally and not jointly and severally (A) with respect to breaches of representations, warranties and covenants made by the Selling Stockholder and the Tag-along Stockholders relating to the Company and its business, if any, pro rata based on the aggregate consideration received by the Selling Stockholder and each Tag-along Stockholder in the Tag-along Sale, and (B) in an amount not to exceed for the Selling Stockholder or any Tag-along Stockholder, the net proceeds received by the Selling Stockholder and each such Tag-along Stockholder in connection with the Tag-along Sale, as applicable, plus the amount of any consideration forfeited by the Selling Stockholder or such Tag-along Stockholder, as applicable, to which it is entitled but has not yet received (including, without limitation, as a result of an escrow agreement, earn-out or similar arrangement).

(iii) Each holder of then currently exercisable Stock Equivalents with respect to a class or series of Tag-along Stock proposed to be Transferred in a Tag-along Sale shall be given an opportunity to convert such Stock Equivalents into the applicable class or series of Tag-along Stock prior to the consummation of the Tag-along Sale and participate in such sale as holders of such class or series of Tag-along Stock.

(g) Cooperation. Subject to Section 4.04(f)(ii), each Tag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments (including stock certificates evidencing the applicable Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank), in each case, consistent with the agreements being entered into and the certificates and instruments being delivered by the Selling Stockholder.

(h) Expenses. The fees and expenses of the Selling Stockholder incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Stockholders (it being understood that costs incurred by or on behalf of a Selling Stockholder for its sole benefit will not be considered to be for the benefit of all Tag-along Stockholders), to the extent not paid or reimbursed by the Company or the prospective Transferee, shall be shared by the Selling Stockholder and all the participating Tag-along Stockholders on a pro rata basis, based on the aggregate consideration received by each such Stockholder; provided, that no Tag-along Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

(i) Consummation of Sale. Subject to the requirements and conditions of this Section 4.04 and the other applicable provisions of this Agreement, including Section 4.01 hereof, the Selling Stockholder shall have sixty (60) days following the expiration of the Tag-along Exercise Period in which to consummate the Tag-along Sale, on terms not more favorable to the Selling Stockholder than those set forth in the Tag-along Exercise Notice (which 60-day period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Selling Stockholder has not completed the Tag-along Sale, the Selling Stockholder may not then effect a Transfer that is subject to this Section 4.04 without again fully complying with the provisions of this Section 4.04. At the closing of the Tag-along Sale, each of the Tag-along Stockholders timely electing to participate in the Tag-along Sale pursuant to Section 4.04(d)(i) shall enter into the agreements and deliver the certificates and instruments, in each case, required by Section 4.04(f) and Section 4.04(g) against payment therefor directly to the Tag-along Stockholder of the portion of the aggregate consideration to which each such Tag-along Stockholder is entitled in the Tag-along Sale in accordance with the provisions of this Section 4.04.

(j) Transfers in Violation of the Tag-along Right. If the Selling Stockholder sells or otherwise Transfers to the prospective Transferee any of its Capital Stock (or Stock Equivalents) in breach of this Section 4.04, then each Tag-along Stockholder shall have the right to sell to the Selling Stockholder, and the Selling Stockholder undertakes to purchase from each Tag-along Stockholder, the number of Shares (or applicable Stock Equivalents) of each applicable class or series that such Tag-along Stockholder would have had the right to sell to the prospective Transferee pursuant to this Section 4.04, for a per share amount and form of consideration and upon the terms and conditions on which the prospective Transferee bought such shares from the Selling Stockholder, but without indemnity being granted by any Tag-along Stockholder to the Selling Stockholder; provided, that nothing contained in this Section 4.04(j) shall preclude any Stockholder from seeking alternative remedies against such Selling Stockholder as a result of its breach of this Section 4.04. The Selling Stockholder shall also reimburse each Tag-along Stockholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Stockholder’s rights under this Section 4.04(j).

(k) Termination. This Section 4.04, and the covenants contained herein, shall terminate on the consummation of a Public Offering.

Section 4.05 Drag-along Rights.

(a) Participation. At any time prior to the second (2nd) anniversary of this Agreement, if one or more Stockholders (together with their respective Permitted Transferees) holding no less than a majority of all the issued and outstanding Common Stock (such Stockholder(s), the “Dragging Stockholder”), proposes to consummate, in one transaction or a series of related transactions, a Change of Control (a “Drag-along Sale”), the Dragging Stockholder shall have the right, after delivering the Drag-along Notice in accordance with Section 4.05(c) and subject to compliance with Section 4.05(d), to require that each other Stockholder (each, a “Drag-along Stockholder”) participate in such Drag-along Sale (including, if necessary, by converting or exercising their Stock Equivalents into the shares of Capital Stock to be sold in the Drag-along Sale) on substantially the same terms and conditions as the Dragging Stockholder as set forth in the applicable Drag-along Notice and in the manner set forth in Section 4.05(b).

(b) Sale of Stock; Sale of Assets. Subject to compliance with Section 4.05(d):

(i) If the Drag-along Sale is structured as a Change of Control involving the sale of stock, then each Drag-along Stockholder shall sell, with respect to each class or series of Shares proposed by the Dragging Stockholder to be included in the Drag-along Sale, the number of Shares and/or Stock Equivalents, as applicable, of such class or series equal to the product obtained by multiplying (A) the number of Shares and/or Stock Equivalents of the applicable class or series of Shares on a Fully Diluted Basis held by such Drag-along Stockholder by (B) a fraction (1) the numerator of which is equal to the number of Shares and/or Stock Equivalents of the applicable class or series of Shares on a Fully Diluted Basis that the Dragging Stockholder proposes to sell in the Drag-along Sale and (2) the denominator of which is equal to the number of Shares and/or Stock Equivalents of the applicable class or series of Shares on a Fully Diluted Basis held by the Dragging Stockholder at such time; provided, that for purposes of this Section 4.05(b)(i) and the other provisions of this Section 4.05, all classes of Common Stock and applicable Stock Equivalents for Common Stock shall be treated as one class of Shares; and

(ii) If the Drag-along Sale is structured as a sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries or as a merger, consolidation, recapitalization, or reorganization of the Company or other transaction requiring the consent or approval of the Stockholders, then notwithstanding anything to the contrary in this Agreement, each Drag-along Stockholder shall (A) vote (in person, by proxy or by written consent, as requested) all of its voting securities (including any voting Shares) in favor of the Drag-along Sale (and any related actions necessary to consummate such sale) and otherwise consent to and raise no objection to such Drag-along Sale and such related actions and (B) refrain from taking any actions to exercise, and shall take all actions to waive, any dissenters’, appraisal or other similar rights that it may have in connection with such transaction.

(c) Drag-along Notice. The Dragging Stockholder shall exercise its rights pursuant to this Section 4.05 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Stockholder no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale and, in any event, no later than twenty (20) Business Days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall refer to the Dragging Stockholders’ rights and obligations hereunder and shall describe in reasonable detail:

(i) The name (s) of the Third Party Purchaser;

(ii) The proposed date, time and location of the closing of the Drag-along Sale;

(iii) The proposed amount of consideration in the Drag-along Sale, including, if applicable, the purchase price per share of each applicable class or series of Capital Stock (or applicable Stock Equivalents) to be sold and the other material terms and conditions of the Drag-along Sale; and

(iv) A copy of any form of agreement proposed to be executed in connection therewith.

(d) Conditions of Sale. The obligations of the Drag-along Stockholders in respect of a Drag-along Sale under this Section 4.05 are subject to the satisfaction of the following conditions:

(i) The consideration to be received by each Drag-along Stockholder shall be the same form and amount of consideration to be received by the Dragging Stockholder per share of Capital Stock of each applicable class or series and the terms and conditions of such sale shall, except as otherwise provided in Section 4.05(d)(iii) be the same as those upon which the Dragging Stockholder sells its Capital Stock; provided, that this Section 4.05(d)(i) condition shall be deemed satisfied even if only Stockholders qualifying as “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act), to the exclusion of Stockholders who either do not qualify as accredited investors or would otherwise cause the registration under applicable federal securities laws of securities issued to such Stockholder in the Drag-along Sale, receive securities of the Third Party Purchaser in the Drag-along Sale, so long as the Dragging Stockholder and each Drag-along Stockholder receive the same value (as determined in good faith by the Board), whether in cash or such securities, as of the closing of the Drag-along Sale with respect to each such Stockholder’s applicable Capital Stock;

(ii) If the Dragging Stockholder or any Drag-along Stockholder is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Stockholders; provided, that this Section 4.05(d)(ii) condition shall be deemed satisfied even if only Stockholders qualifying as “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act), to the exclusion of Stockholders who either do not qualify as accredited investors or would otherwise cause the registration under applicable federal securities laws of securities issued to such Stockholder in the Drag-along Sale, receive an option to receive securities of the Third Party Purchaser in the Drag-along Sale, so long as the Dragging Stockholder and each Drag-along Stockholder receive the same value (as determined in good faith by the Board), whether in cash or such securities, as of the closing of the Drag-along Sale with respect to each such Stockholder’s applicable Capital Stock;

(iii) Each Drag-along Stockholder shall execute the applicable purchase agreement (and any related ancillary agreements entered into by the Dragging Stockholder in connection with the Drag-along Sale) and make or provide the same representations, warranties, covenants, indemnities (directly to the Third-Party Purchaser and/or indirectly pursuant to a contribution agreement, as required by the Dragging Stockholder), purchase price adjustments, escrows and other obligations as the Dragging Stockholder makes or provides in connection with the Drag-along Sale.

(e) Cooperation. Each Drag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Stockholder.

(f) Fees and Expenses. The fees and expenses of the Dragging Stockholder (either directly or indirectly by the Company and any Company Subsidiary) incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Stockholders, to the extent not paid or reimbursed by the Company, any Company Subsidiary or the Third Party Purchaser, shall be shared by the Dragging Stockholder and all the Drag-along Stockholders on a pro rata basis, based on the aggregate consideration received by each such Stockholder in the Drag-along Sale.

(g) Consummation of Sale. The Dragging Stockholder shall have ninety (90) days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which 90-day period may be extended for a reasonable time not to exceed one-hundred and twenty (120) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Dragging Stockholder has not completed the Drag-along Sale, the Dragging Stockholder may not then exercise its rights under this Section 4.05 without again fully complying with the provisions of this Section 4.05.

(h) Termination. This Section 4.05, and the covenants contained herein, shall terminate on the consummation of a Public Offering.

ARTICLE V
Covenants

Section 5.01 Other Business Activities. The parties hereto, including the Company, expressly acknowledge and agree that: (i) the Controlling Stockholder and its Affiliates are permitted to have, and may presently or in the future have, investments or other business or strategic relationships, ventures, agreements or other arrangements with entities other than the Company or any Company Subsidiary that are engaged in the business of the Company or any Company Subsidiary, or that are or may be competitive with the Company or any Company Subsidiary (any such other investment or relationship, an “Other Business”); (ii) no Stockholder will be prohibited by virtue of their shareholding in the Company from pursuing and engaging in any Other Business; (iii) none of the Controlling Stockholder or its Affiliates will be obligated to inform the Company or any other Stockholder of any opportunity, relationship or investment in any Other Business (a “Company Opportunity”) or to present any Company Opportunity to the Company, and the Company hereby renounces any interest in any Company Opportunity and any expectancy that a Company Opportunity will be offered to it; (iv) nothing contained herein shall limit, prohibit or restrict any Director from serving on the board of directors or other governing body or committee of any Other Business; and (v) no other Stockholder will acquire, be provided with an option or opportunity to acquire, or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the Controlling Stockholder or its Affiliates. The parties hereto expressly authorize and consent to the involvement of the Controlling Stockholder and/or its Affiliates in any Other Business; provided, that any transactions between the Company and/or the Company Subsidiaries and an Other Business will be on terms no less favorable to the Company and/or the Company Subsidiaries than would be obtainable in a comparable arm’s-length transaction. The parties hereto expressly waive, to the fullest extent permitted by Applicable Law, any rights to assert any claim that such involvement breaches any fiduciary or other duty or obligation owed to the Company or any Stockholder or to assert that such involvement constitutes a conflict of interest by such Persons with respect to the Company any Stockholder.

Section 5.02 Financial Statements. The Company shall furnish to each Stockholder holding ten percent (10%) or more of the issued and outstanding Common Stock of the Company (each, a “Qualified Stockholder”) the following reports:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, unaudited consolidated balance sheets of the Company and any Company Subsidiaries as at the end of each such Fiscal Year and unaudited consolidated statements of income, cash flows and stockholders’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year and for the budget for such Fiscal Year.

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company and Company Subsidiaries as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and stockholders’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous Fiscal Year and for the budget for such Fiscal Year, all in reasonable detail.

(c) Accountants’ Reports. As soon as available, and in any event within five (5) days after receipt thereof by the Company, copies of all audit reports, management letters and all other reports or written work product provided to the Company by its independent certified public accountants in connection with any annual, interim or special audit of the books or accounts, financial statements or financial or accounting systems or controls of the Company or any Company Subsidiary.

Section 5.03 Inspection Rights. Upon reasonable notice from a Qualified Stockholder, the Company shall, and shall cause its directors, officers and employees to, afford each Qualified Stockholder and its Representatives reasonable access during normal business hours to (i) the Company’s and the Company Subsidiaries’ properties, offices, plants and other facilities, (ii) the corporate, financial and similar records, reports and documents of the Company and the Company Subsidiaries, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with stockholders, and to permit each Qualified Stockholder and its Representatives to examine such documents and make copies thereof, and (iii) the Company’s and the Company Subsidiaries’ officers, senior employees and public accountants, and to afford each Qualified Stockholder and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company and the Company Subsidiaries with their officers, senior employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Qualified Stockholder and its Representatives such affairs, finances and accounts).

Section 5.04 Termination. The covenants contained in this Article V shall terminate on the consummation of a Public Offering.

ARTICLE VI
Representations and Warranties

Section 6.01 Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company that:

(a) For each such Stockholder that is not an individual, such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Such Stockholder has obtained all duly authorized corporate approvals necessary to enter this Agreement, take all actions contemplated hereunder, and consummate this transaction.

(b) Such Stockholder has full capacity and/or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Management Stockholder has duly executed and delivered this Agreement.

(c) This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(d) The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Stockholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party.

(e) Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

ARTICLE VII
Miscellaneous

Section 7.01 Confidentiality. Each Stockholder acknowledges that the information provided to Stockholder and its Affiliates concerning the Company, including but not limited to its respective business, plans, and operations of the Company, and all other related matters is confidential and non-public and agrees that all such information shall be kept in confidence, and not disclosed to any third person (other than Stockholder and its Affiliate’s professional advisers or Representatives, who shall be under a duty of confidentiality equal to or greater than that contained in this Section 7.01, such as any ethical confidentiality obligations owed by the Stockholders’ attorneys, accountants and other professional advisers) without the Company’s prior written consent for any reason, except to the extent required by Applicable Law or court order, including, but not limited to, any disclosure by a Stockholder required to fulfill any reporting obligations imposed on publicly-traded companies by Applicable Law, and except with respect to any such information that (i) is part of the public domain through no fault of the Stockholder, its Affiliates or the Stockholder’s professional advisers or Representatives, (ii) was previously known to Stockholder or its Affiliates, or (iii) was received by the Stockholder or its Affiliates from third parties (except third parties who disclose such information in violation of any confidentiality agreements or obligations entered into with the Company). The Company, in addition to its other legal remedies, shall have the right to petition for an injunction against the Stockholder and its Affiliates for any violations of this provision and the Stockholder and its Affiliates shall be responsible to the Company for all costs and expenses it incurs, including not limited to costs of suit and reasonable attorneys’ fees, in connection with such injunction. The obligations under this Section shall survive any termination or expiration of this Agreement.

Section 7.02 Capitalization. The Parties hereto agree that the current capitalization of the Company is as set forth on Schedule B to this Agreement, which capitalization reflects the full consummation of the transactions contemplated by the Stock Purchase Agreement. The Board shall update Schedule B upon the issuance or Transfer of any Capital Stock to any new or existing Stockholder of the Company, or if the Stockholder does not exercise the Third Closing Option.

Section 7.03 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.04 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Stockholder hereby agrees, at the request of the Company or any other Stockholder, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 7.05 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.05):

If to the Company:	Dune Inc. C/O Voyer Law Corporation 403-134 Abbott Street, Vancouver, British Columbia, V6B 2K4. ATTN: Kellen Voyer E-mail: tomjpunch@gmail.com
with a copy to:	Voyer Law Corporation 403-134 Abbott Street Vancouver, B.C. V6B 2K4 ATTN: Kellen Voyer Email: kellen@voyerlaw.com

If to Controlling Stockholder:	Creatd Partners, LLC 2050 Center Avenue - #640 Fort Lee, NJ 07024 ATTN: Chelsea Pullano Facsimile: (201) 608-7536 E-mail: chelsea@creatd.com
with a copy to:	Brody Wilkinson PC 2507 Post Road Southport, CT 06890 ATTN: Thomas J. Walsh, Jr., Esq. Facsimile: (203) 254-1772 E-mail: twalsh@brodywilk.com
If to a Management Stockholder, to such Management Stockholder’s respective mailing address as set forth on Schedule A.

Section 7.06 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 7.07 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.08 Entire Agreement.  This Agreement and any Joinder Agreements executed after the date hereof (collectively, the “Related Agreements”), and all related Exhibits and Schedules hereto constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the Initial Stockholder’s Agreement. Notwithstanding the foregoing, in the event of an inconsistency or conflict between the provisions of this Agreement and any provision of the Incentive Plan or an applicable Award Agreement with respect to the subject matter of the Incentive Plan or Award Agreement, the Board shall resolve such conflict in its sole discretion.

Section 7.09 Successors and Assigns; Assignment. Subject to the rights and restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. This Agreement may not be assigned by any Stockholder except as provided in this Agreement (or as otherwise consented to in a prior writing by the Controlling Stockholder) and any such assignment in violation of this Agreement shall be null and void.

Section 7.10 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.11 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and Stockholders holding a majority of the issued and outstanding shares of Common Stock. Any such written amendment or modification will be binding upon the Company and each Stockholder.

Section 7.12 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 7.12 shall diminish any of the explicit and implicit waivers described in this Agreement, including in, Section 4.03(d)(v), Section 4.05(b)(ii), Section 4.04(e) and Section 7.15 hereof.

Section 7.13 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 7.14 Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be within the State of New Jersey, and the arbitral proceedings shall be conducted in English.

Section 7.15 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.16 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 7.17 Attorneys’ Fees. If any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 7.18 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 7.19 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.20 Legend. In addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Capital Stock shall bear a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER’S AGREEMENT AMONG THE COMPANY AND ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 7.21 Indemnification. The Company shall indemnify, defend and hold harmless the Controlling Stockholder and its officers, directors, members, managers, employees and other agents (collectively, the “Creatd Indemnified Parties”) from any against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses (including reasonable attorneys’ fees) arising out of any claim asserted by a third parties related to or arise out of the Controlling Stockholder’s ownership of any Capital Stock of the Company.

Section 7.22 Access to Legal Advice, Voluntary Participation.

(a) THE COMPANY AND EACH MANAGEMENT STOCKHOLDER AND ACQUIRING STOCKHOLDER HEREBY RECOGNIZE THAT THE LAW FIRM OF BRODY WILKINSON PC (THE “LAW FIRM”) HAS ONLY REPRESENTED THE CONTROLLING STOCKHOLDER WITH RESPECT TO THE PREPARATION, NEGOTIATION AND EXECUTION OF THIS AGREEMENT AND DOES NOT REPRESENT AND IS NOT ACTING BEHALF OF THE COMPANY, ANY MANAGEMENT STOCKHOLDER, ACQUIRING STOCKHOLDER OR ANY OTHER PARTY TO THIS AGREEMENT BESIDES THE CONTROLLING STOCKHOLDER. THE COMPANY, THE MANAGEMENT STOCKHOLDERS, ACQUIRING STOCKHOLDERS AND EACH OTHER PERSON WHO MAY BECOME A PARTY TO THIS AGREEMENT IN THE FUTURE HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED TO RETAIN THEIR OWN SEPARATE COUNSEL FOR ANY LEGAL ADVICE AND THEIR OWN SEPARATE COUNSEL OR ACCOUNTANT FOR ANY TAX ADVICE THAT THEY MAY NEED AND THAT THEY ARE NOT RELYING ON THE LAW FIRM FOR ANY LEGAL OR TAX ADVICE IN CONNECTION WITH THIS AGREEMENT OR THE PREPARATION, NEGOTIATION OR EXECUTION HEREOF.

(b) Each of the parties to this Agreement hereby warrants, represents and acknowledges to each other that they: (a) have been advised to consult with their own separate counsel for individual legal advice regarding this Agreement and have either received advice from their own legal counsel or have declined the opportunity to do so; (b) have read all provisions of this agreement and fully understand all of the provisions hereof; and (c) are entering into this agreement voluntarily and without coercion or undue influence of any kind.

Section 7.23 Conflict with Bylaws. In the event of any conflict between the provisions of this Agreement and the provisions of the By-laws of the Company, as may be amended from time to time, the provisions of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

The Company:

DUNE INC.

By:	/s/ Thomas Punch
Name:	Thomas Punch
Title:	Chief Executive Officer

The Controlling Stockholder:

CREATD PARTNERS, LLC

By:	/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	Chief Executive Officer

The Management Stockholders:

By:	/s/ Mark De Luca
Name:	Mark De Luca

STANDARD HOLDINGS INC.

By:	/s/ Thomas Punch
Name:	Thomas Punch
Title:	Authorized Signatory

By:	/s/ Stephanie Roy Dufault
Name:	Stephanie Roy Dufault

[Signature Page to Amended and Restated Stockholder’s Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

Reference is hereby made to that certain Amended and Restated Stockholders Agreement, dated as of October 1, 2021 (the “Stockholders Agreement”), by and among Dune Inc., a Delaware corporation (the “Company”), Creatd Partners, LLC, a Delaware limited liability company and each Person identified on Schedule A thereto. Capitalized terms used but not defined herein shall have the meaning ascribed to them in in the Stockholders Agreement.

Pursuant to and in accordance with Section 4.01(d) of the Stockholders Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the Stockholders Agreement. By executing this Joinder Agreement below, the undersigned agrees to become a party to, to be bound fully by and subject to, all of the covenants, terms and conditions of the Stockholders Agreement, as an “Acquiring Stockholder” thereunder (as that term is defined in the Stockholders Agreement), as if it were an original signatory thereto.

[________________________]

By:
Name:

[Ex. A]

Schedule A

MANAGEMENT STOCKHOLDERS

Stockholder Name and Address

Mark De Luca

Standard Holdings Inc.

Stephanie Roy Dufault

[Sch. A]

Schedule B

CAPITALIZATION

Holder	Shares of Common Stock	Percentage Ownership
Mark De Luca	667,564	5.0%
Standard Holdings Inc.	4,676,802	35.0%
Stephanie Roy Dufault	750,000	5.6%
Creatd Partners, LLC	6,735,027	50.4%
Ungranted	532,339	4.0%
Total	13,361,732	100%

[Sch. B]